Exhibit 99.1

News Release

Investor Contact:	Chris O'Neal	EnPro Industries
	Senior Vice President, Strategy, Corporate	5605 Carnegie Boulevard
	Development and Investor Relations	Charlotte, North Carolina 28209-4674
Phone:	704-731-1527	Phone: 704-731-1500
Email:	investor.relations@enproindustries.com	Fax: 704-731-1511
www.enproindustries.com

EnPro Industries Reports Results for the First Quarter of 2018

Consolidated and Pro Forma Financial Highlights
(Amounts in millions except per share data and percentages)

Results for the Quarter Ended	Consolidated[1]		Pro Forma[2]
March 31	2018[3]	2017	2017	% Δ4
Net Sales	$368.8	$295.8	$337.9	9.1%
Segment Profit[5]	$42.1	$36.2	$43.6	(3.4)%
Segment Margin	11.4%	12.2%	12.9%
Net Income	$12.6	$6.4	$15.8	(20.3)%
Diluted Earnings Per Share	$0.58	$0.30	$0.72	(19.4)%
Adjusted Net Income[6]	$18.4	$10.0	$20.9	(12.0)%
Adjusted Diluted Earnings Per Share[6]	$0.85	$0.46	$0.96	(11.5)%
Adjusted EBITDA[6]	$52.0	$42.7	$53.9	(3.5)%
Adjusted EBITDA Margin[6]	14.1%	14.4%	16.0%
1 Consolidated results for the first quarter of 2017 reflect (i) the deconsolidation of Garlock Sealing Technologies LLC (“GST”) and its subsidiaries, effective June 5, 2010, when GST filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code to begin a process (the Asbestos Claims Resolution Process, or “ACRP”) in pursuit of an efficient and permanent resolution to all current and future asbestos claims against it and (ii) the deconsolidation of OldCo, LLC (“OldCo”), effective January 30, 2017, when it filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code in furtherance of the ACRP. Consolidated results for the first quarter of 2018 include the results of GST and OldCo, which were reconsolidated effective as of July 31, 2017 upon the consummation and effectiveness of the joint plan of reorganization confirmed in the ACRP.
2 Pro forma financial information for the first quarter of 2017 in these tables and throughout this press release is presented as if GST and OldCo were reconsolidated with EnPro throughout that period based on the consummation of the joint plan of reorganization, which was consummated on July 31, 2017. See attached unaudited condensed consolidated pro forma statement of operations.
3 Effective January 1, 2018, EnPro adopted the new comprehensive revenue recognition accounting standard using a modified retrospective transition approach. Under this approach, revenues for prior periods have not been restated. Application of the new standard for the quarter ended March 31, 2018 had an immaterial impact on items reflected in the consolidated statement of operations as compared to amounts as determined under the revenue recognition accounting standard applicable during the three months ended March 31, 2017.
4 Due to the reconsolidation effective July 31, 2017, consolidated results in the first quarter of 2018 are being compared to the pro forma results from the same period in 2017.
5 Effective January 1, 2018, EnPro adopted a new accounting standard on presentation of pension and other postretirement benefits expense using a retrospective transition approach. See attached schedule of Segment Information (Unaudited) for description of the impact of the adoption of this standard on Segment Profit for the quarter ended March 31, 2017.
6 See attached schedules for adjustments and reconciliations to GAAP numbers.

CHARLOTTE, N.C, May 2, 2018 -- EnPro Industries, Inc. (NYSE: NPO) today announced its financial results for the three-month period ended March 31, 2018.

Business Highlights

•	All of our segments experienced strong sales growth in the first quarter; profitability was adversely affected by results in the heavy-duty trucking portion of Sealing Products and in Power Systems.

•	Subject to normal IRS review, we expect to receive tax refunds of approximately $127.5 million in 2018 related to the 2017 loss resulting from asbestos-related expenses and trust payments.

•	Capital allocation highlights:

◦	We repurchased 223,574 shares for approximately $17.0 million in the first quarter under the current $50.0 million share repurchase program.

◦	We also paid a $0.24 per share quarterly dividend with a total value of $5.3 million.

•	We are increasing our guidance for 2018 Adjusted EBITDA to a range of $224 million to $230 million.

“I am pleased that we generated year-over-year sales growth in each of our divisions and segments in the first quarter. Despite select areas of profitability declines in heavy-duty trucking and Power Systems, we had a strong start to the year,” said Steve Macadam, President and CEO. “We continued to experience favorable momentum in many of the markets that we serve. Excluding the impact of foreign exchange translation, acquisitions, and divestitures, total company consolidated sales in the first quarter increased by 4.8% versus pro forma sales in the same period of last year.”

Mr. Macadam continued, “We remain committed to our strategy to create shareholder value through earnings growth and balanced capital allocation. We continue to focus on disciplined investments for organic growth and innovation, strategic acquisitions, and returning capital to shareholders through dividends and share repurchases. In the first quarter, we invested approximately $17.0 million in share repurchases and funded a $0.24 per share dividend, which represented a 9.1% increase from prior periods."

Consolidated results for the periods after July 31, 2017 reflect the reconsolidation of GST, its subsidiaries and OldCo as a result of the completion of the Asbestos Claims Resolution Process. Given that the first quarter of 2018 is only the second full quarter in which consolidated results reflected all of EnPro’s entities, investors may find comparisons of consolidated results for the first quarter of 2018 to pro forma results for the prior-year period to be most illustrative of the year-over-year performance of all of EnPro’s businesses. Pro forma results for the quarter ended March 31, 2017 reflect the performance of all of these businesses for that period.

Demand in semiconductor, food & pharma, general industrial, metals & mining, and oil & gas continued to be strong during the quarter, while aerospace increased slightly and automotive was relatively flat. This positive momentum was partially offset by declines in nuclear demand and continued softness in the industrial gas turbine market. In total, acquisitions, net of divestitures, contributed 0.9% sales growth, and foreign exchange translation contributed 3.5% sales growth on a consolidated basis versus pro forma sales in the first quarter of 2017.

Segment profit in the first quarter was down year-over-year on a consolidated basis compared to pro forma segment profit from the same period of the prior year primarily due to results in (i) heavy-duty trucking, driven by commodity cost increases, unfavorable mix, and unusual charges, and (ii) Power Systems. In Sealing Products, excluding results in heavy-duty trucking, consolidated segment profit increased versus pro forma segment profit in the first quarter of last year due to higher volumes across most markets other than industrial gas turbines. In Engineered Products, consolidated segment profit increased versus pro forma segment profit in the first quarter of last year due primarily to strong sales growth and positive impacts from foreign exchange translation. In Power Systems, lower consolidated segment profit versus pro forma segment profit in the first quarter of last year was driven primarily by an unfavorable mix of higher engine sales and lower aftermarket parts. Excluding the impact of acquisitions and divestitures and related costs, foreign exchange translation, impact of the change in the loss reserve for foreign exchange on the EDF contract, and restructuring charges, total consolidated segment profit was 10.9% lower compared to the total pro forma segment profit in the first quarter of last year. On the same basis, excluding results in the heavy-duty trucking portion of Sealing Products and in Power Systems, consolidated segment profit was 21.0% higher than pro forma results in the prior year period.

The company’s average diluted share count in the first quarter of 2018 was 21.6 million shares, approximately 0.2 million less than in the same period a year ago. The decrease was due to share repurchases in connection with the $50 million repurchase program authorized in October 2017. Repurchases under the October 2017 authorization began in the first quarter of 2018, and through the first quarter, the company purchased 223,574 shares at a total cost of $17.0 million.

Outlook
“Sales grew year-over-year in all of our divisions in the first quarter, and despite a challenging start to the year for profitability in the heavy-duty trucking portion of Sealing Products and in Power Systems, we are optimistic about our overall financial performance for the remainder of the year. We experienced strong performance in the balance of the company aided by favorable market conditions that continue to show signs of strength. Backlog in heavy-duty trucking heading into the second quarter was several million dollars higher than at the same time last year. In line with our expectations for Power Systems since the beginning of the year, we expect aftermarket parts and services to be higher in the second half of the year and margins on new engine sales to improve. We are also taking actions to mitigate the impact of rising commodity prices on our margins.

As usual, our guidance excludes impacts from future acquisitions, restructuring costs, the impact of changes driven by foreign exchange and any litigation or environmental charges. Given current macroeconomic forecasts and continued strength in most of our end markets, we are raising our guidance for the year. We expect 2018 consolidated sales to be up between 6% and 8% over our 2017 pro forma sales. We also expect adjusted EBITDA of between $224 and $230 million for the year,” said Mr. Macadam.

Pro Forma Results Including Deconsolidated Subsidiaries
To aid comparisons of year-over-year data, the company has included information in this press release showing key operating metrics for EnPro and its formerly deconsolidated subsidiaries, GST and OldCo, on a pro forma reconsolidated basis for the first quarter of 2017. These metrics are derived from tables attached to this press release that illustrate, on a pro forma basis, financial results for the first quarter of 2017 as if GST and OldCo were reconsolidated with EnPro throughout that period based on consummation of the joint plan of reorganization, which was consummated on July 31, 2017. In response to requests from investors, we are providing the pro forma financial information in this release as supplemental information as it reflects the performance of all of our subsidiaries.

Conference Call and Webcast Information
EnPro will hold a conference call tomorrow, May 3, at 10:00 a.m. Eastern Time to discuss first quarter 2018 results. Investors who wish to participate in the call should dial 1-800-851-4704 approximately 10 minutes before the call begins and provide conference ID number 53479825. A live audio webcast of the call and accompanying slide presentation will be accessible from the company’s website, http://www.enproindustries.com. To access the presentation, log on to the webcast by clicking the link on the company’s home page.

Non-GAAP Financial Information
This press release contains financial measures that have not been prepared in conformity with GAAP. They include adjusted net income, adjusted diluted earnings per share, pro forma adjusted net income, adjusted EBITDA, pro forma adjusted EBITDA, adjusted EBITDA margin and pro forma adjusted EBITDA margin, as well as segment adjusted EBITDA, segment adjusted EBITDA margin, pro forma segment adjusted EBITDA and pro forma segment adjusted EBITDA margin. Tables showing the effect of these non-GAAP financial measures for the first quarters of each of 2017 and 2018 are attached to the release. Adjusted EBITDA anticipated for full year 2018 is calculated in a manner consistent with the presentation of adjusted EBITDA in the attached tables. Because of the forward-looking nature of this estimate of adjusted EBITDA, it is impractical to present a quantitative reconciliation of such measure to a comparable GAAP measure, and accordingly no such GAAP measure is being presented.

Forward-Looking Statements
Statements in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: general economic conditions in the markets served by our businesses, some of which are cyclical and experience periodic downturns; prices and availability of raw materials; and the amount of any payments required to satisfy contingent liabilities related to discontinued operations of our predecessors, including liabilities for certain products, environmental matters, employee benefit obligations and other matters. Our filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2017, describe these and other risks and uncertainties in more detail. We do not undertake to update any forward-looking statements made in this press release to reflect any change in management's expectations or any change in the assumptions or circumstances on which such statements are based.

About EnPro Industries
EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, components and service for reciprocating compressors, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.

APPENDICES

Highlights of Segment Results: First Quarter of 2018

Consolidated Financial Information and Reconciliations

Introduction of Unaudited Pro Forma Financial Information

Pro Forma Financial Information and Reconciliations

Sealing Products Segment

	Consolidated		Pro Forma[1]
($ in Millions)	2018	2017	2017	% Δ [2]
For the Quarter Ended March 31
Sales	$231.9	$179.3	$219.4	5.7%
Segment Profit	$23.7	$20.4	$26.9	(11.9)%
Segment Margin	10.2%	11.4%	12.3%
Adjusted EBIDA[3]	$36.7	$29.4	$40.0	(8.2)%
Adjusted EBITDA Margin[3]	15.8%	16.4%	18.2%
1 See attached unaudited condensed consolidated pro forma statements of operations.
2 Due to the reconsolidation on July 31, 2017, consolidated results in the first quarter of 2018 are being compared to the pro forma results from the same period in 2017.
3 See attached schedules for adjustments and reconciliations to GAAP numbers.

Segment Highlights

•
Consolidated sales increased in the first quarter versus pro forma sales in the prior-year period due to continued strength in semiconductor, aerospace, food & pharma, heavy-duty tractor and trailer builds, metals & mining, and general industrial. This positive momentum was partially offset by declines in nuclear demand and continued softness in industrial gas turbines. Excluding the impact of acquisitions, divestitures, and foreign exchange translation, consolidated Sealing Products sales increased 2.3% compared to pro forma sales in the prior-year period.

•
Consolidated segment profit for total Sealing Products decreased in the first quarter versus pro forma segment profit in the prior-year period, primarily driven by performance in heavy-duty trucking. Consolidated segment profit for the balance of the segment increased in the first quarter versus pro forma segment profit in the prior-year period due to strong year-over-year sales growth. Consolidated segment profit in heavy-duty trucking decreased in the first quarter versus pro forma segment profit in the prior-year period due to year-over-year sales growth being more than offset by commodity cost increases, unfavorable mix, and unusual charges, including legal expenses, warranty expenses, and facility relocation expenses. Excluding the impact of acquisitions, divestitures, foreign exchange translation, and restructuring charges, consolidated segment profit for Sealing Products decreased 15.9% compared to pro forma segment profit in the prior-year period. On the same basis, excluding results in heavy-duty trucking, consolidated segment profit increased 15.8% compared to pro forma segment profit in the prior-year period.

Engineered Products Segment

	Consolidated		Pro Forma[1]
($ in Millions)	2018	2017	2017	% Δ [2]
For the Quarter Ended March 31
Sales	$85.9	$75.1	$75.2	14.2%
Segment Profit	$14.4	$9.5	$9.5	51.6%
Segment Margin	16.8%	12.6%	12.6%
Adjusted EBIDA[3]	$18.7	$14.1	$14.1	32.6%
Adjusted EBITDA Margin[3]	21.8%	18.8%	18.8%
1See attached unaudited condensed consolidated pro forma statements of operations.
2 Due to the reconsolidation on July 31, 2017, consolidated results in the first quarter of 2018 are being compared to the pro forma results from the same period in 2017.
3 See attached schedules for adjustments and reconciliations to GAAP numbers.

Segment Highlights

•
Consolidated sales increased in the first quarter versus pro forma sales in the prior-year period due to volume gains in the general industrial and European oil & gas markets, while sales in automotive and aerospace were relatively flat versus the prior year. Excluding the impact of foreign exchange translation, consolidated sales increased 4.8% compared to pro forma sales in the prior-year period.

•
Consolidated segment profit increased in the first quarter versus pro forma segment profit in the prior-year period due primarily to increased sales volumes. Excluding the impact of restructuring costs and favorable foreign exchange translation, consolidated segment profit increased 29.6% compared to pro forma segment profit in the prior-year period.

Power Systems Segment

	Consolidated		Pro Forma[1]
($ in Millions)	2018	2017	2017	% Δ [2]
For the Quarter Ended March 31
Sales	$52.1	$42.4	$44.3	17.6%
Segment Profit	$4.0	$6.3	$7.2	(44.4)%
Segment Margin	7.7%	14.9%	16.3%
Adjusted EBIDA[3]	$5.3	$7.4	$8.3	(36.1)%
Adjusted EBITDA Margin[3]	10.2%	17.5%	18.7%
1See attached unaudited condensed consolidated pro forma statements of operations.
2 Due to the reconsolidation on July 31, 2017, consolidated results in the first quarter of 2018 are being compared to the pro forma results from the same period in 2017.
3 See attached schedules for adjustments and reconciliations to GAAP numbers.

Segment Highlights

•
Consolidated sales increased in the first quarter versus pro forma sales in the prior-year period due to higher engine revenue, partially offset by lower aftermarket parts and service revenue. The increase in engine sales was largely driven by higher EDF revenue, engines sales in Puerto Rico, and increased activity on several naval programs.

•
Excluding the impact of foreign exchange on the EDF contract, which had a positive impact of $1.7 million in the first quarter of 2018 and positive impact of $1.6 million in the first quarter of 2017, segment profit decreased 58.9%. Consolidated segment profit margins were negatively affected by lower aftermarket parts and service revenue and higher revenue related to low-margin engine programs.

•
Consolidated segment SG&A costs in the first quarter were $2.2 million higher compared to pro forma segment SG&A in the prior-year period due to higher expenses primarily related to sales and marketing and professional services.

EnPro Industries, Inc.

Consolidated Statements of Operations (Unaudited)

For the Three Months Ended March 31, 2018 and 2017
(Stated in Millions of Dollars, Except Per Share Data)

	2018	2017(1)
Net sales	$368.8	$295.8
Cost of sales	243.7	194.1
Gross profit	125.1	101.7
Operating expenses:
Selling, general and administrative	92.1	72.7
Other	1.0	1.3
Total operating expenses	93.1	74.0
Operating income	32.0	27.7
Interest expense	(8.2)	(14.9)
Interest income	0.4	0.1
Other income (expense)	0.6	(3.5)
Income before income taxes	24.8	9.4
Income tax expense	(12.2)	(3.0)
Net income	$12.6	$6.4
Basic earnings per share	$0.59	$0.30
Average common shares outstanding (millions)	21.3	21.4
Diluted earnings per share	$0.58	$0.30
Average common shares outstanding (millions)	21.6	21.8

(1) In the first quarter of 2018, we adopted an accounting standard that requires an employer to report the service cost component of pension and other postretirement benefits expense in the same line item or items as other compensation costs arising from services rendered by the pertinent employees during the period. The other components of net benefit cost are required to be presented in the income statement separately from the service cost component and outside a subtotal of income from operations.

For the three months ended March 31, 2017, we recast our Consolidated Statement of Operations to reflect the retrospective application of this guidance, which resulted in a decrease in cost of sales of $0.1 million and a decrease in selling, general and administrative expense of $0.2 million, with a corresponding $0.3 million increase in other (non-operating) expense.

EnPro Industries, Inc.
Consolidated Statements of Cash Flows (Unaudited)

For the Three Months Ended March 31, 2018 and 2017
(Stated in Millions of Dollars)

	2018	2017
Operating activities
Net income	$12.6	$6.4
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	9.3	7.3
Amortization	9.0	6.5
Deferred income taxes	(0.9)	(0.1)
Stock-based compensation	1.8	1.9
Other non-cash adjustments	1.1	1.2
Change in assets and liabilities, net of effects of deconsolidation of business:
Accounts receivable, net	(20.1)	(12.6)
Inventories	(9.8)	(7.8)
Accounts payable	(6.8)	(0.5)
Other current assets and liabilities	(11.5)	(19.0)
Other non-current assets and liabilities	(4.7)	(2.9)
Net cash used in operating activities	(20.0)	(19.6)
Investing activities
Purchases of property, plant and equipment	(14.9)	(11.1)
Payments for capitalized internal-use software	(0.7)	(0.9)
Deconsolidation of OldCo	—	(4.8)
Other	0.4	0.2
Net cash used in investing activities	(15.2)	(16.6)
Financing activities
Proceeds from debt	256.1	254.8
Repayments of debt	(268.1)	(205.6)
Repurchase of common stock	(15.4)	(3.6)
Dividends paid	(5.3)	(4.7)
Other	(4.2)	(3.4)
Net cash provided by (used in) financing activities	(36.9)	37.5
Effect of exchange rate changes on cash and cash equivalents	0.9	0.9
Net increase (decrease) in cash and cash equivalents	(71.2)	2.2
Cash and cash equivalents at beginning of period	189.3	111.5
Cash and cash equivalents at end of period	$118.1	$113.7
Supplemental disclosures of cash flow information:
Cash paid (refunded) during the period for:
Interest	$14.5	$29.6
Income taxes	$(1.4)	$4.4

EnPro Industries, Inc.

Consolidated Balance Sheets (Unaudited)

As of March 31, 2018 and December 31, 2017
(Stated in Millions of Dollars)

	March 31,	December 31,
	2018	2017
Current assets:
Cash and cash equivalents	$118.1	$189.3
Accounts receivable	283.2	261.7
Inventories	215.0	204.1
Income tax receivable	133.6	113.2
Other current assets	46.1	51.3
Total current assets	796.0	819.6
Property, plant and equipment	300.2	296.9
Goodwill	338.2	336.1
Other intangible assets	341.6	347.0
Other assets	78.8	86.5
Total assets	$1,854.8	$1,886.1
Current liabilities:
Current maturities of long-term debt	$0.2	$0.2
Accounts payable	120.4	130.7
Accrued expenses	109.8	137.2
Total current liabilities	230.4	268.1
Long-term debt	606.6	618.3
Other liabilities	116.7	96.9
Total liabilities	953.7	983.3
Shareholders' equity:
Common stock	0.2	0.2
Additional paid-in capital	329.3	347.9
Retained earnings	611.5	604.4
Accumulated other comprehensive loss	(38.6)	(48.4)
Common stock held in treasury, at cost	(1.3)	(1.3)
Total shareholders' equity	901.1	902.8
Total liabilities and equity	$1,854.8	$1,886.1

EnPro Industries, Inc.
Segment Information (Unaudited)
For the Three Months Ended March 31, 2018 and 2017
(Stated in Millions of Dollars)

Sales
	2018	2017
Sealing Products	$231.9	$179.3
Engineered Products	85.9	75.1
Power Systems	52.1	42.4
	369.9	296.8
Less intersegment sales	(1.1)	(1.0)
	$368.8	$295.8

Segment Profit
	2018	2017(1)
Sealing Products	$23.7	$20.4
Engineered Products	14.4	9.5
Power Systems	4.0	6.3
	$42.1	$36.2

Segment Margin
	2018	2017
Sealing Products	10.2%	11.4%
Engineered Products	16.8%	12.6%
Power Systems	7.7%	14.9%
	11.4%	12.2%

Reconciliation of Segment Profit to Net Income
	2018	2017
Segment profit	$42.1	$36.2
Corporate expenses	(8.7)	(7.5)
Interest expense, net	(7.8)	(14.8)
Other expense, net	(0.8)	(4.5)
Income before income taxes	24.8	9.4
Income tax expense	(12.2)	(3.0)
Net income	$12.6	$6.4
(1) Segment profit for 2017 was recast in 2018 to reflect the impact of adoption of an accounting standard affecting the classification of the non-service component of pension and other postretirement benefit costs. The impact for the three months ended March 31, 2017 was an increase of $0.1 million to segment profit for both Sealing Products and Power Systems, with a corresponding $0.2 million increase in other expense, net. Please refer to the Consolidated Statement of Operations for further information on the standard and its impact.

Segment profit is total segment revenue reduced by operating expenses and restructuring and other costs identifiable with the segment. Corporate expenses include general corporate administrative costs. Expenses not directly attributable to the segments, corporate expenses, net interest expense, asset impairments, gains/losses related to the sale of assets and income taxes are not included in the computation of segment profit. The accounting policies of the reportable segments are the same as those for the Company.

EnPro Industries, Inc.
Reconciliation of Consolidated Net Income to Consolidated Adjusted Net Income and
Consolidated Adjusted Diluted Earnings Per Share (Unaudited)
For the Three Months Ended March 31, 2018 and 2017
(Stated in Millions of Dollars, Except Per Share Data)

	Three Months Ended March 31,
	2018			2017
	$	Average common shares outstanding, diluted (millions)	Per share	$	Average common shares outstanding diluted (millions)	Per share
Net income	$12.6	21.6	$0.58	$6.4	21.8	$0.30
Income tax expense	12.2			3.0
Income before income taxes	24.8			9.4
Adjustments:
Restructuring costs	0.3			0.8
Environmental reserve adjustment	—			3.3
Other	0.8			0.6
Adjusted income before income taxes	25.9			14.1
Adjusted income tax expense	(7.5)			(4.1)
Adjusted net income	$18.4	21.6	$0.85	$10.0	21.8	$0.46

Management of the Company believes that it would be helpful to the readers of the financial statements to understand the impact of certain selected items on the Company's reported net income and earnings per share, including items that may recur from time to time. The items adjusted for in this schedule are those that are excluded by management in budgeting or projecting for performance in future periods, as they typically relate to events specific to the period in which they occur. This presentation enables readers to better compare EnPro Industries, Inc. to other diversified industrial manufacturing companies that do not incur the sporadic impact of restructuring activities or other selected items. Management acknowledges that there are many items that impact a company's reported results and this list is not intended to present all items that may have impacted these results.

The restructuring costs, environmental reserve adjustment, and other are included as part of other operating expense and other income (expense).

The adjusted income tax expense presented above is calculated using a normalized 2018 company-wide effective tax rate excluding discrete items of 29.0% for both 2018 and 2017 for comparability purposes. Per share amounts were calculated by dividing by the weighted-average shares of diluted common stock outstanding during the periods.

EnPro Industries, Inc.
Reconciliation of Segment Profit to Adjusted Segment EBITDA (Unaudited)
For the Three Months Ended March 31, 2018 and 2017
(Stated in Millions of Dollars)

	Three Months Ended March 31, 2018
	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Segment profit	$23.7	$14.4	$4.0	$42.1
Restructuring costs	—	0.3	—	0.3
Depreciation and amortization expense	13.0	4.0	1.3	18.3
Adjusted segment EBITDA	$36.7	$18.7	$5.3	$60.7
Adjusted segment EBITDA margin	15.8%	21.8%	10.2%	16.5%

	Three Months Ended March 31, 2017
	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Segment profit	$20.4	$9.5	$6.3	$36.2
Acquisition expenses*	0.1	—	—	0.1
Restructuring costs	0.3	0.5	—	0.8
Depreciation and amortization expense	8.6	4.1	1.1	13.8
Adjusted segment EBITDA	$29.4	$14.1	$7.4	$50.9
Adjusted segment EBITDA margin	16.4%	18.8%	17.5%	17.2%

*Includes fair value adjustments to acquisition date inventory.

For a reconciliation of segment profit to net income, please refer to the Segment Information (Unaudited) schedule.

EnPro Industries, Inc.

Reconciliation of Consolidated Net Income to Consolidated
Adjusted EBITDA (Unaudited)

For the Three Months Ended March 31, 2018 and 2017
(Stated in Millions of Dollars)

	Three Months Ended
	March 31,
	2018	2017
Net income	$12.6	$6.4
Adjustments to arrive at earnings before interest, income
taxes, depreciation and amortization (EBITDA):
Interest expense, net	7.8	14.8
Income tax expense	12.2	3.0
Depreciation and amortization expense	18.3	13.8
EBITDA	50.9	38.0
Adjustments to arrive at earnings before interest, income taxes, depreciation, amortization and other selected items (Consolidated Adjusted EBITDA):
Restructuring costs	0.3	0.8
Environmental reserve adjustment	—	3.3
Other	0.8	0.6
Consolidated adjusted EBITDA	$52.0	$42.7

*	Consolidated adjusted EBITDA as presented also represents the amount defined as "EBITDA" under the indenture governing the Company's 5.875% senior notes due 2022.

Unaudited Pro Forma Information Reflecting the Reconsolidation of Garlock Sealing Technologies and Other Deconsolidated Subsidiaries

The historical business operations of EnPro’s subsidiaries, Garlock Sealing Technologies LLC (“GST LLC”) and The Anchor Packing Company (“Anchor”), resulted in a substantial volume of asbestos litigation in which plaintiffs alleged personal injury or death as a result of exposure to asbestos fibers. Those subsidiaries manufactured and/or sold industrial sealing products, predominately gaskets and packing, that contained encapsulated asbestos fibers. Anchor was an inactive and insolvent indirect subsidiary of EnPro. EnPro’s subsidiaries’ exposure to asbestos litigation and their relationships with insurance carriers have been managed through another subsidiary, Garrison Litigation Management Group, Ltd. (“Garrison”). GST LLC, Anchor and Garrison are collectively referred to as “GST.”

On June 5, 2010 (the “Petition Date”), GST filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the Western District of North Carolina in Charlotte (the “Bankruptcy Court”). The filings were the initial step in an asbestos claims resolution process.

The financial results of GST and its subsidiaries had been included in EnPro’s consolidated results through June 4, 2010, the day prior to the Petition Date. However, U.S. generally accepted accounting principles require an entity that files for protection under the U.S. Bankruptcy Code, whether solvent or insolvent, whose financial statements were previously consolidated with those of its parent, as GST’s and its subsidiaries’ were with EnPro’s, generally must be prospectively deconsolidated from the parent and the investment accounted for using the cost method. Accordingly, the financial results of GST and its subsidiaries are not included in EnPro’s consolidated results after June 4, 2010 until the reconsolidation described below.

On March 17, 2016, EnPro announced that it had reached a comprehensive settlement to resolve current and future asbestos claims. The settlement was reached with the court-appointed committee representing current asbestos claimants (the “GST Committee”) and the court-appointed legal representative of future asbestos claimants (the “GST FCR”) in GST’s Chapter 11 case pending before the Bankruptcy Court. Representatives for current and future asbestos claimants (the “Coltec Representatives”) against Coltec Industries Inc (“Coltec”) (another subsidiary of EnPro and, at that time, GST’s direct parent) also joined in the settlement. Under the settlement, the GST Committee, the GST FCR and the Coltec Representatives agreed to join GST and Coltec in proposing a joint plan of reorganization that incorporates the settlement and to ask asbestos claimants and the court to approve the plan. The joint plan of reorganization was filed with the Bankruptcy Court on May 20, 2016 and amendments to the joint plan of reorganization were filed with the Bankruptcy Court on June 21, 2016, July 29, 2016, December 2, 2016, April 3, 2017, May 14, 2017, May 19, 2017, June 8, 2017, and June 9, 2017. The joint plan of reorganization was filed as Exhibit 2.1 to the Company’s Form 8-K filed on July 31, 2017. As so modified, the joint plan of reorganization superseded all prior plans of reorganization filed by GST with the Bankruptcy Court.

As contemplated by the settlement, following the approval of the joint plan of reorganization by asbestos claimants in December 2016, Coltec engaged in a series of corporate restructuring transactions in which all of its significant operating assets and subsidiaries, which included each of EnPro’s major business units, were distributed to a new direct EnPro subsidiary (“EnPro Holdings”). OldCo, as the successor by merger to Coltec in those transactions, retained responsibility for all asbestos claims and rights to certain insurance assets. The restructuring was completed on December 31, 2016 and, as contemplated by the joint plan of reorganization and the settlement, OldCo filed a pre-packaged Chapter 11 bankruptcy petition with the Bankruptcy Court on January 30, 2017. Accordingly, the financial results of OldCo and its subsidiaries are not included in EnPro’s consolidated results after January 29, 2017 until the reconsolidation described below. On February 3, 2017, the Bankruptcy Court issued an order for the joint administration of the OldCo Chapter 11 proceedings with the GST Chapter 11 proceedings.

The settlement includes as a condition to EnPro’s obligations to proceed with the settlement that EnPro, Coltec, GST LLC and Garlock of Canada Ltd (an indirect subsidiary of GST LLC) enter into a written agreement, to be consummated concurrently with the effective date of consummation of the joint plan of reorganization, with the Canadian provincial workers’ compensation boards (the “Provincial Boards”) resolving remedies the Provincial Boards may possess against Garlock of Canada Ltd, GST, Coltec or any of their affiliates, including releases and covenants not to sue, for any present or future asbestos-related claim, and that the agreement is either approved by the Bankruptcy Court following notice to interested parties or the Bankruptcy Court concludes that its approval is not required. On November 11, 2016, EnPro and such subsidiaries entered into such an agreement (the “Canadian Settlement”) with the Provincial Boards to resolve current and future claims against EnPro, GST, Garrison, Coltec, and Garlock of Canada Ltd. for recovery of a portion of amounts the Provincial Boards have paid and will pay in the future under asbestos-injury recovery statutes in Canada for claims relating to asbestos-containing products. The Canadian Settlement provided for an aggregate cash settlement payment to the Provincial Boards of $(U.S.) 20 million, payable on the fourth anniversary of the effective date of the joint plan of reorganization. Under the Canadian

Settlement, after the effective date of the joint plan of reorganization, the Provincial Boards had the option of accelerating the payment, in which case the amount payable would be discounted from the fourth anniversary of the effective date of the joint plan of reorganization to the payment date at a discount rate of 4.5% per annum. On February 3, 2017, the Bankruptcy Court issued an order approving the Canadian Settlement. The Provincial Boards provided notice of their election to accelerate the payment. After application of the discount resulting from such acceleration of payment, the settlement payment of approximately $(U.S.) 16.7 million was made on August 11, 2017.

On May 15, 2017, the Bankruptcy Court announced its decision recommending that the U.S. District Court for the Western District of North Carolina (the “District Court”) confirm the joint plan of reorganization, and on June 12, 2017 the District Court issued an order confirming the joint plan of reorganization. The joint plan of reorganization has been consummated, with an effective date of 12:01 a.m. on July 31, 2017 (the “Joint Plan Effective Date”).

The joint plan of reorganization provides for the establishment of a trust (the “Trust”), which was funded (i) with aggregate cash contributions by GST LLC and Garrison of $350 million made immediately prior to the Joint Plan Effective Date, (ii) by the contribution made by OldCo immediately prior to the Joint Plan Effective Date of $50 million in cash and an option (the “Option”), exercisable one year after the Joint Plan Effective Date, permitting the Trust to purchase for $1 shares of EnPro common stock having a value of $20 million (with OldCo having the right to call the option for payment of $20 million in cash at any time prior to the first anniversary of the Joint Plan Effective Date, with the Trust having the right to put the option to OldCo for payment by OldCo of $20 million on the day prior to the first anniversary of the Joint Plan Effective Date and with the option terminating on the second anniversary of the Joint Plan Effective Date in return for payment to the Trust of $20 million), and (iii) by the obligations under the Joint Plan of OldCo to make a deferred contribution of $40 million in cash and of GST LLC and Garrison to make an aggregate deferred contribution of $20 million in cash no later than one year after the Joint Plan Effective Date. These deferred contributions were guaranteed by EnPro and secured by a pledge of 50.1% of the outstanding voting equity interests of GST LLC and Garrison. Under the joint plan of reorganization, the Trust has assumed responsibility for all present and future asbestos claims arising from the operations or products of GST or Coltec/OldCo. Under the joint plan of reorganization, EnPro, through its subsidiaries, retained ownership of OldCo, GST LLC and Garrison. Anchor, which has not conducted business operations for many years and had nominal assets, has been dissolved. On November 29, 2017, GST LLC, EnPro Holdings and EnPro entered into an agreement with the Trust to provide for the early settlement of the deferred contributions to the Trust under the Joint Plan and for the call of the Option by EnPro Holdings, as the successor by merger to OldCo. Under that agreement, in full satisfaction of the $60 million of aggregate deferred contribution obligations under the Joint Plan and payment of the $20 million call payment under the Option, on December 1, 2017 GST LLC, EnPro Holdings and EnPro paid $78.8 million (the “Early Cash Settlement Amount”) to the Trust and agreed to make a further payment to the Trust to the extent that total interest earned through July 31, 2018, with respect to a fixed income account in which the Early Cash Settlement Amount was invested by the Trust is less than $1.2 million.

Pursuant to applicable accounting rules, upon and as of the Joint Plan Effective Date, the assets and liabilities of both GST and OldCo were reconsolidated into the EnPro balance sheet and EnPro’s consolidated financial statements include the sales, income, expenses and cash flows of both GST and OldCo beginning on the Joint Plan Effective Date.

The accompanying unaudited pro forma condensed consolidated statement of operations for the three months ended March 31, 2017 has been prepared to illustrate the effects of the reconsolidation of GST and OldCo and their respective subsidiaries with EnPro assuming the confirmation and consummation of the joint plan of reorganization and the consummation of the Canadian Settlement to give effect to the reconsolidation as if it had occurred on January 1, 2017.

The unaudited pro forma condensed consolidated statement of operations for the three months ended March 31, 2017 is based on estimates and assumptions, which have been made solely for the purposes of developing such pro forma information. The unaudited pro forma condensed consolidated statement of operations also include certain adjustments such as increased depreciation and amortization expense on tangible and intangible assets, increased interest expense on the debt incurred to complete the reconsolidation as well as the tax impacts related to these adjustments. The pro forma adjustments are based upon available information and certain assumptions that EnPro believes are reasonable.

EnPro is providing the accompanying unaudited pro forma condensed consolidated statement of operations in light of specific requests for such pro forma information by investors. The unaudited pro forma condensed consolidated statement of operations is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of EnPro would have been had the reconsolidation of GST and OldCo occurred on the date assumed.

EnPro Industries, Inc.

Pro Forma Condensed Consolidated Statements of Operations (Unaudited)

For the Three Months Ended March 31, 2017
(Stated in Millions of Dollars, Except Per Share Data)

			Eliminate	Effect of		Pro Forma
	Consolidated	GST and	Intercompany	Reconsolidation		Adjustments
	EnPro	OldCo	Transactions	of GST	Pro Forma	Reference
Net sales	$295.8	$56.6	$(14.5)	$—	$337.9	(1)
Cost of sales	194.1	36.1	(14.5)	0.3	216.0	(1), (2)
Gross profit	101.7	20.5	—	(0.3)	121.9
Operating expenses:
Selling, general and administrative	72.7	10.8	—	2.2	85.7	(2), (3)
Other	1.3	0.2	—	(0.5)	1.0	(4)
Total operating expenses	74.0	11.0	—	1.7	86.7
Operating income	27.7	9.5	—	(2.0)	35.2
Interest expense	(14.9)	—	8.7	(0.7)	(6.9)	(5)
Interest income	0.1	9.0	(8.7)	—	0.4	(5)
Other expense	(3.5)	(2.1)	—	2.1	(3.5)	(4)
Income before income taxes	9.4	16.4	—	(0.6)	25.2
Income tax expense	(3.0)	(5.8)	—	(0.6)	(9.4)	(6)
Net income	$6.4	$10.6	$—	$(1.2)	$15.8
Basic earnings per share	$0.30	N/A	N/A	N/A	$0.74
Average common shares outstanding (millions)	21.4				21.4
Diluted earnings per share	$0.30	N/A	N/A	N/A	$0.72
Average common shares outstanding (millions)	21.8				21.8

(1)	Eliminate intercompany sales of $14.5 million.
(2)
Reflects the increase in depreciation expense of $0.3 million due to adjusting property, plant and equipment to fair value. The total fair value adjustment to property, plant and equipment was $23.3 million of which $16.0 million related to depreciable buildings and improvements and machinery and equipment that have a net remaining economic life of 14.5 years.

(3)
Reflects the increase in amortization expense as a result of the estimated fair value adjustment due to the creation of the finite-lived intangible assets. The estimated useful life of the finite-lived intangible assets is 15 years.

(4)	Eliminate asbestos-related expenses which cease upon confirmation and consummation of the joint plan of reorganization.
(5)
Eliminate intercompany interest and add interest expense on incremental borrowings made in order to make payment upon confirmation and consummation of the proposed joint plan of reorganization. We used an estimated interest rate of 3% for all periods.

(6)	For purposes of the consolidated pro forma financial information, an estimated 2017 statutory tax rate of 37.5% has been used for all periods presented.

EnPro Industries, Inc.

Reconciliation of Pro Forma Net Income to Pro Forma Adjusted EBITDA (Unaudited)

For the Three Months Ended March 31, 2018 and 2017
(Stated in Millions of Dollars)

	2018	2017
Pro forma net income	$12.6	$15.8
Adjustments to arrive at pro forma earnings before interest, taxes, depreciation and amortization (pro forma EBITDA):
Interest expense, net	7.8	6.5
Income tax expense	12.2	9.4
Depreciation and amortization expense	18.3	17.9
Pro forma EBITDA	50.9	49.6
Adjustments to arrive at pro forma earnings before interest, income taxes, depreciation, amortization and other selected items (pro forma adjusted EBITDA):
Restructuring costs	0.3	0.8
Environmental reserve adjustment	—	3.3
Other	0.8	0.2
Pro forma adjusted EBITDA	$52.0	$53.9

The foregoing table provides a reconciliation of pro forma net income set forth in the accompanying unaudited pro forma condensed consolidated statements of operations reflecting reconsolidation of GST to pro forma earnings before interest, income taxes, depreciation, amortization and other selected items (pro forma adjusted EBITDA). The methodology for reconciliation is the same as presented on the table titled "Reconciliation of Consolidated Net Income to Consolidated Adjusted EBITDA (Unaudited)".

Supplemental Disclosure: For the three months ended March 31, 2018, approximately 53% of pro forma adjusted EBITDA as presented above was attributable to EnPro's subsidiaries that do not guarantee our 5.875% Senior Notes due 2022.

EnPro Industries, Inc.

Reconciliation of Net Sales to Pro Forma Net Sales (Unaudited)
For the Three Months Ended March 31, 2018 and 2017
(Stated in Millions of Dollars)

	Three Months Ended March 31, 2018
	Sealing	Engineered	Power	Intersegment
	Products	Products	Systems	Sales	Consolidated
Net sales	$231.9	$85.9	$52.1	$(1.1)	$368.8

	Three Months Ended March 31, 2017
	Sealing	Engineered	Power	Intersegment
	Products	Products	Systems	Sales	Consolidated
Net sales	$179.3	$75.1	$42.4	$(1.0)	$295.8
Adjustments:
Sales of deconsolidated entities	52.7	0.5	3.4	—	56.6
Intercompany sales	(12.6)	(0.4)	(1.5)	—	(14.5)
Pro forma net sales	$219.4	$75.2	$44.3	$(1.0)	$337.9

EnPro Industries, Inc.
Reconciliation of Segment Profit to Pro Forma Adjusted Segment EBITDA (Unaudited)
For the Three Months Ended March 31, 2018 and 2017
(Stated in Millions of Dollars)

	Three Months Ended March 31, 2018
	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Segment profit	$23.7	$14.4	$4.0	42.1
Adjustments:
Restructuring costs	—	0.3	—	0.3
Depreciation and amortization expense	13.0	4.0	1.3	18.3
Pro forma adjusted segment EBITDA	$36.7	$18.7	$5.3	$60.7

	Three Months Ended March 31, 2017
	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Segment profit	$20.4	$9.5	$6.3	36.2
Segment profit of deconsolidated entities	9.0	—	0.9	9.9
Pro forma depreciation and amortization adjustments (1)	(2.5)	—	—	(2.5)
Pro forma segment profit	26.9	9.5	7.2	43.6
Adjustments:
Acquisition expenses	0.1	—	—	0.1
Restructuring costs	0.3	0.5	—	0.8
Depreciation and amortization expense	12.7	4.1	1.1	17.9
Pro forma adjusted segment EBITDA	$40.0	$14.1	$8.3	$62.4

(1)	See notes (2) and (3) to the accompanying Pro Forma Condensed Consolidated Statements of Operations (Unaudited) for further information about these adjustments.

EnPro Industries, Inc.

Reconciliation of Pro Forma Net Income to Pro Forma Adjusted Net Income (Unaudited)

For the Three Months Ended March 31, 2018 and 2017
(Stated in Millions of Dollars, Except Per Share Data)

	2018			2017
	$	Average common shares outstanding, diluted (millions)	Per share	$	Average common shares outstanding, diluted (millions)	Per share
Pro forma net income	$12.6	21.6	$0.58	$15.8	21.8	$0.72
Income tax expense	12.2			9.4
Income before taxes	24.8			25.2
Adjustments:
Environmental reserve adjustment	—			3.3
Restructuring costs	0.3			0.8
Other	0.8			0.2
Adjusted income before taxes	25.9			29.5
Adjusted income tax expense	(7.5)			(8.6)
Pro forma adjusted net income	$18.4	21.6	$0.85	$20.9	21.8	$0.96

The foregoing tables provide a reconciliation of pro forma net income set forth in the accompanying unaudited pro forma condensed consolidated statements of operations reflecting reconsolidation of GST to pro forma net income before selected items (pro forma adjusted net income). The methodology for reconciliation is the same as presented on the table titled "Reconciliation of Consolidated Net Income to Consolidated Adjusted Net Income and Consolidated Adjusted Diluted Earnings Per Share (Unaudited)". Note that for the three months ended March 31, 2018, pro forma financial results equal consolidated financial results as the reconsolidation of GST and OldCo took place prior to the beginning of the quarter.

Note that for the calculation Pro Forma Adjusted Diluted Earnings Per Share for the prior year period, the option that had been in existence permitting the Trust to purchase for $1 shares of EnPro stock having a value of $20 million was not considered dilutive due to EnPro's positive intent to settle the option in cash. The option was settled in cash as part of the $78.8 million funding of the Trust on November 29, 2017.